Exhibit 10.1

June 7, 2022

Elliott Investment Management L.P.

360 S. Rosemary Ave, 18th floor

West Palm Beach, FL 33401

Ladies and Gentlemen:

It is currently contemplated that representatives of Western Digital Corporation (“Western Digital” or “WDC”) and Elliott Investment Management L.P. (“Elliott”) may engage in discussions regarding the Strategic Review (as defined below) of Western Digital and a potential equity investment in Western Digital or one of its business units by Elliott or one of its affiliates that will be negotiated with Western Digital (collectively, the “Purpose”). Western Digital and Elliott are each referred to herein as a “Party” and collectively as the “Parties.” Accordingly, in consideration of the mutual promises contained herein and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, from and after the Effective Date (as defined below), as follows:

1.

Elliott agrees, on behalf of itself and its affiliates, that until the 2022 Annual Stockholder Meeting (the “Standstill Period”), neither it nor its controlling and controlled (and under common control) affiliates shall, in any manner: (a) effect or offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, (i) any acquisition of any Voting Securities (as defined below) if such acquisition would result in Elliott having beneficial ownership of, or any economic interest (excluding cash only settled swaps) in, more than 9.9% of any Voting Securities or securities or rights convertible into or exchangeable for more than 9.9% of any Voting Securities, (ii) any acquisition of material assets of WDC, (iii) any tender or exchange offer involving securities of WDC, (iv) any merger, other business combination, recapitalization restructuring, liquidation, dissolution or other Strategic Transaction (as defined below) with respect to WDC or (v) any “solicitation” of “proxies” (as such terms are used under the Exchange Act (as defined below)) or consents with respect to any Voting Securities, in each case for any such matters described in subclauses (i) through (iv) except in connection with the Purpose; (b) form, join or in any way act in concert with a “group” (as such term is used under the Exchange Act) with respect to any Voting Securities, other than solely with Elliott’s affiliates; (c) make any public proposal with respect to any change to the management, Board or corporate policies of WDC; or (d) enter into arrangements with any third party (other than an Associate) to take any action that Elliott is prohibited from taking pursuant to clauses (a) through (c) above (the provisions of this paragraph, the “Standstill”).

2.

During the Standstill Period, WDC and Elliott shall each refrain from making, and shall cause its respective controlling and controlled (and under common control) affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the U.S. Securities Exchange Commission or through the press or media, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of Elliott and its Covered Persons, Western Digital or any of its affiliates, subsidiaries or advisors, or any of its or their respective current, former or future Covered Persons, and (b) in the case of statements or announcements by Western Digital and its Covered Persons, Elliott or any of its affiliates or advisors, or any of its or their respective current, former or future Covered Persons. The foregoing shall not (i) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this letter agreement or the other party hereto) from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (ii) apply to any private communications between Elliott, its affiliates and its and their respective Covered Persons, on the one hand, and any of WDC, its affiliates and its and their respective Covered Persons, on the other hand.

3.

If the Strategic Review has not resulted in an announced Strategic Transaction and WDC is no longer in good faith pursuing a Strategic Transaction as part of the Strategic Review at any time following the 2022 Annual Stockholder Meeting and prior to the filing with the Securities and Exchange Commission of WDC’s definitive proxy statement for the 2023 Annual Stockholder Meeting (provided that WDC will notify Elliott in writing as promptly as practicable after it has determined in good faith that it is no longer pursuing a Strategic Transaction), and provided the Minimum Condition is met and, in the case of clause (1) below only, the Elliott Affiliated Representative Condition is met, (1) Elliott will have the right to appoint one director (the “Elliott Director”) to the Board who shall be an individual acceptable to WDC (WDC’s consent not to be unreasonably withheld, conditioned, or delayed) and the Board and all applicable committees thereof will take such actions as are necessary to appoint the Elliott Director to the Board and to serve as a member of the Executive Committee of the Board (such committee to be chaired by David Goeckeler) as promptly as practicable, and (2) Elliott and WDC will appoint one director to the Board to be mutually agreed upon between the parties (the “Additional Director,” together with the Elliott Director, the “Appointed Directors”). If any Appointed Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2023 Annual Stockholder Meeting, subject to the Minimum Condition being satisfied, Elliott and WDC will appoint a substitute director to the Board to be mutually agreed upon between the Parties.

4.

If Elliott has exercised its right to appoint the Elliott Director and the Additional Director to the Board (or is eligible to do so or would be eligible to do so but for the Minimum Condition) or if WDC is still in good faith pursuing a Strategic Transaction as part of the Strategic Review, the Standstill Period will be extended until the 2023 Annual Stockholder Meeting; provided that on the last business day of each month during the Standstill Period following the 2022 Annual Stockholder Meeting, WDC will provide a written certification to Elliott signed by an executive officer of WDC that the Board is in good faith pursuing a Strategic Transaction as part of the Strategic Review.

5.

The Standstill shall be inoperative and of no force or effect if, from and after the date hereof: (a) bankruptcy or insolvency proceedings are commenced by WDC; (b) any person or group shall have acquired or entered into (i) a binding definitive agreement to acquire more than one-third of the outstanding Voting Securities, or assets of WDC or its subsidiaries representing more than 50% of the consolidated earnings power or 50% of the aggregate enterprise value of WDC and its subsidiaries, taken as a whole, or (ii) one or more definitive written agreements providing for a transaction or series of related transactions (other than a Strategic Transaction or any transaction entered into in connection with the Strategic Review for the purpose of facilitating a Strategic Transaction), which would in the aggregate result in WDC issuing at least 5.0% of WDC’s equity or equity equivalent securities (including on an as-converted basis, and including in a PIPE, convertible note, convertible preferred security or similar structure but excluding a refinancing of WDC’s existing equity linked indebtedness) during the Standstill Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by WDC or one or more of its subsidiaries shall not be counted toward this clause (ii)); or (c) any person commences a tender or exchange offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than one-third of the outstanding Voting Securities, and in connection therewith, WDC files with the Securities and Exchange Commission a Schedule 14D-9 (or amendment thereto) with respect to such offer that does not recommend that WDC’s stockholders reject such offer (any such event, a “Fall-Away Event”). Notwithstanding anything to the contrary in this letter agreement, from and after the occurrence of a Fall-Away Event or any expiration of the Standstill, no provisions of this letter agreement will be interpreted to prevent or restrict Elliott from proposing, pursuing or executing a business combination transaction, or from taking any of the actions described in the Standstill, or from taking any actions in furtherance thereof. Notwithstanding anything to the contrary, nothing in this letter agreement shall prohibit Elliott or any of its Associates (A) from privately making any proposal to the Board or WDC management, or otherwise privately communicating with the Board or WDC management regarding any matter, as long as such private communications would not reasonably be expected to require public disclosure of such communications by WDC, (B) from tendering shares, receiving payment for shares or otherwise participating in any tender or exchange offer or any other extraordinary transaction on the same basis as other stockholders of WDC, (C) from purchasing any debt of any company covered by this paragraph, (D) from disposing of any securities of any company covered by this paragraph which it currently holds or may hereafter acquire, (E) from acquiring or offering to acquire, directly or indirectly, any company or business unit thereof that beneficially owns WDC securities as long as (1) such entity’s prior acquisition of such securities was not made directly or indirectly on Elliott’s behalf and (2) such entity’s ownership of such securities was not a primary factor in the decision to consummate such transaction, (F) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of WDC, (G) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by Elliott or its affiliates), or (H) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable.

6.

Neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of a Party (a) to engage in any discussions or negotiations with the other Party or with any of the other Party’s representatives or (b) to pursue or enter into any transaction of any nature with the other Party.

7.	For purposes of this letter agreement:

(a)

“affiliates” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that “affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated under the Exchange Act), provided, further, that Elliott’s “affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of Elliott or any of Elliott’s Associates.

(b)	“Annual Stockholder Meeting” means the annual meeting of stockholders of Western Digital for the referenced year.

(c)	“Associates” means:

(A) with respect to Western Digital’s Associates, (i) Western Digital’s, Western Digital’s joint venture with Kioxia Holdings Corporation, or their respective affiliates’ directors, officers, employees, representatives, financing sources, consultants, accountants, attorneys and advisors, and (ii) any other person whom Elliott has authorized in advance in writing (including by e-mail) (and which, in the case of third party representatives, may be identified on an entity-level basis); and

(B) with respect to Elliott’s Associates, Elliott’s controlled affiliates (for the avoidance of doubt, not including Toshiba Corporation and its affiliates, including Kioxia Holdings Corporation), advisors (including attorneys, accountants, consultants and financial advisors) of any of the foregoing and Elliott’s and their respective directors, officers, partners (excluding limited partners), employees and agents.

(d)	“beneficial owner,” “beneficially own” and “beneficial ownership” shall have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(e)	“Common Stock” means WDC’s common stock, par value $0.01 per share.

(f)	“Effective Date” means June 7, 2022.

(g)

“Elliott Affiliated Representative Condition” means Elliott must satisfy each of the conditions that are set forth in this paragraph 7(g): (i) if having an Elliott employee or affiliate serving on the Board is reasonably determined by WDC (in consultation with its counsel) to be prohibited under Section 8 of the Clayton Act of 1914, then the Elliott Director will not be an employee or affiliate of Elliott, (ii) if Elliott does not hold beneficial ownership or securities-related ownership in the aggregate of less than five percent (5.0%) (by vote or value) of the outstanding Voting Securities, (which shall be interpreted in a manner so as to prevent Elliott from becoming a “five-percent shareholder” within the meaning of U.S. Treasury Regulations Section 1.355-7(h)(8))

(the “Holding Limit”), then the Elliott Director may not be (A) an employee or officer of Elliott or of any entity controlled, directly or indirectly, by Elliott, (B) an affiliate of Elliott or an employee of an affiliate of Elliott, (C) otherwise compensated in any manner, directly or indirectly, by Elliott, an entity controlled directly or indirectly by Elliott or an affiliate of Elliott, or (D) any person not described in the foregoing clauses (A) through (C) whose presence as the Elliott Director may give rise to a substantial risk of Elliott being treated as a “controlling shareholder” within the meaning of U.S. Treasury Regulations Section 1.355-7(h)(8), as reasonably determined by WDC, and (iii) the Elliott Director shall have delivered customary documents, such as D&O questionnaires and agreement to customary WDC policies such as confidentiality, to the extent that WDC’s independent directors are requested to sign such documents. In the event that the Elliott Director would otherwise be prohibited by the prior sentence if the Holding Limit were to be exceeded, Elliott shall continue to not exceed the Holding Limit for as long as Elliott has an Elliot Director on the Board.

(h)

“Minimum Condition” means that Elliott and its affiliates have aggregate net long economic exposure equal to at least the lesser of (x) 2.0% of the shares of Common Stock outstanding and (y) 6,287,235 shares of Common Stock outstanding.

(i)

“person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(j)	“Strategic Review” means WDC’s strategic review process as described in, and conducted in a manner consistent with, WDC’s press release announcing such process issued on June 7, 2022.

(k)

“Strategic Transaction” means a merger, consolidation, acquisition or sale of all or substantially all assets of WDC, or a sale, spinoff, splitoff, carve-out IPO or other similar separation of WDC’s Flash or HDD business units, or a merger with or acquisition of Kioxia Corporation (or any successor thereof).

(l)

“Voting Securities” shall mean the shares of Common Stock and any other securities of WDC entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies, provided that “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of WDC.

8.	The Parties’ obligations under this letter agreement will terminate effective upon the 2023 Annual Stockholder Meeting, except as otherwise specifically provided herein.

9.

This letter agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect to the subject matter hereof. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.

This letter agreement is made under and shall be construed according to the laws of the State of Delaware, excluding that body of Delaware law concerning conflicts of law. Each of the Parties (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal, or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this letter agreement or the transactions contemplated by this letter agreement shall be brought, tried, and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this letter agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.

11.

All modifications to this letter agreement must be made in writing and must be signed by each of the Parties. This letter agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither Party may assign this letter agreement, in whole or in part, without the prior written consent of the other Party.

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Very truly yours,

WESTERN DIGITAL CORPORATION

By:	/s/ Michael Ray
Name: Michael Ray
Title: Executive Vice President and Chief Legal Officer

Accepted and Agreed as of the Effective Date:

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Letter Agreement (Standstill and Springing Board)]